Exhibit 10.6

CASH AMERICA INTERNATIONAL, INC.

Summary of 2011 Short Term Incentive Plan

On January 26, 2011, the independent members of the Board of Directors (the “Board”) of Cash America International, Inc. (the “Company”), on the recommendation of its Management Development and Compensation Committee (the “Committee”), approved the terms and conditions of the short term incentive compensation plan for executive officers of the Company for 2011 (the “2011 STI plan”), which is a cash incentive plan that will be administered by the Committee under the Company’s Senior Executive Bonus Plan, as amended. Under the 2011 STI plan, a cash bonus pool may be funded based on the Company’s achievement of certain financial objectives for 2011 and on other factors as determined by the Committee. No executive officer has any contractual right to receive an award under the 2011 STI Plan.

The Committee established performance measures for the 2011 STI plan based on the Company’s goals for earnings before taxes, excluding any unusual items (the “EBT”). The Committee also established additional performance measures for the President of the Company’s Retail Services Division and the President of the Company’s E-Commerce Division (the “Division Presidents”), which are tied to financial measures applicable to their respective business units (“Division Measures”). Incentives for the Company’s President and Chief Executive Officer, Chief Financial Officer and General Counsel are based on the Company’s consolidated EBT, and incentives for the Division Presidents are based in part on the Company’s consolidated EBT and in part on the Division Measures applicable to their respective business units.

Before any awards can be earned and available for payment under any aspect of the 2011 STI plan, the Company must meet a threshold level of EBT in 2011 and/or a threshold level of a particular Division Measure in 2011. As the Company’s EBT and/or a Division Measure increases above the established threshold, the amount available to be paid under the 2011 STI plan increases ratably thereafter not to exceed a cap of 200%. After December 31, 2011, the Committee will evaluate whether the Company has met the threshold EBT and/or whether a Division has met its applicable Division Measure threshold, and the Committee will determine whether or not to pay out awards under the 2011 STI plan and the amounts of such awards, if any. In addition, the 2011 STI plan contains a “clawback” provision that allows the Committee to recoup all or some of the amount paid to an executive officer under certain circumstances when there is a material restatement of the Company’s financial results.

The target percentage of base salary for each executive officer who was named in the Company’s 2011 Proxy Statement that would be payable upon achieving the 2011 EBT and/or the applicable Division Measure goals and the portion of their incentive that is tied to such goals are as follows:

Name	Target Percentage of Base Salary	Portion of Target tied to 2011 EBT	Portion of Target tied to an applicable 2011 Division Measure
Daniel R. Feehan, President and Chief Executive Officer	100%	100%	—
Thomas A Bessant, Jr., Executive Vice President and Chief Financial Officer	70%	100%	—
Timothy S. Ho, President – E-Commerce Division	70%	25%	75%(1)
Dennis J. Weese, President - Retail Services Division	70%	50%	50%(2)
J. Curtis Linscott, Executive Vice President, General Counsel & Secretary	70%	100%	—

(1)	Based on the profitability of the E-Commerce Division.
(2)	Based on the profitability of the Retail Services Division.